UNITED STATES

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Barnes & Noble, Inc.

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CORRECTING and REPLACING Barnes & Noble Reports Fiscal 2011 First Quarter Financial Results

Digital Strategy Drives 53% Comparable Sales Increase at Barnes & Noble.com

Earnings per Share In-Line with Company Guidance

CORRECTION...by Barnes & Noble, Inc.

NEW YORK—(BUSINESS WIRE)— Tenth graph of release should read: The second quarter earnings per share is expected to be in a range of $0.05 to a loss of $0.25 (sted The second quarter loss per share...).

The corrected release reads:

BARNES & NOBLE REPORTS FISCAL 2011 FIRST QUARTER FINANCIAL RESULTS

Digital Strategy Drives 53% Comparable Sales Increase at Barnes & Noble.com

Earnings per Share In-Line with Company Guidance

Barnes & Noble, Inc. (NYSE: BKS), the world’s largest bookseller, today reported sales and earnings for its fiscal 2011 first quarter ended July 31, 2010. The company also announced that its Board of Directors has declared a quarterly cash dividend of $0.25 per share payable on September 30, 2010 to stockholders of record on September 9, 2010.

NOOK™ ACCELERATES DIGITAL MARKET SHARE GAINS

Barnes & Noble is well along the path of transforming its business model from that of a multi-channel retailer to that of a leading content, commerce and technology company. In nine short months, since the launch of its NOOK eBook Reader, and one year after it entered the eBook arena, Barnes & Noble has already achieved greater market share in digital books than it has in physical books. Since launch, sales of NOOK have been nothing short of spectacular and consistently above plan – sales momentum accelerated even further following the company’s move to lower the price of NOOK from $259 to $199 and the introduction of NOOK Wi-Fi® for $149. The company continues to demonstrate the strength of its retail footprint, as NOOK counters and knowledgeable booksellers in Barnes & Noble bookstores continue to be a key component to the success of NOOK. Following the trajectory of NOOK sales, eBook sales are accelerating week-over-week, as the company continues to gain share in this incredibly fast-growing market.

“The company made significant strides executing its digital strategy during the first quarter, and all our key metrics on the digital business are well ahead of plan,” said William Lynch, chief executive officer of Barnes & Noble, Inc. “The company launched NOOK Wi-Fi, the most full-featured, low-cost dedicated eBook Reader on the market, the launch of NOOKstudy™, an innovative study platform that enables easy eTextbook and digital content management for college students, and the introduction of NOOK for Android™, free software that brings our eReading experience to millions using Android smartphones and the first of our eReading apps to feature Barnes & Noble’s new NOOK-centric branding. In addition, we are increasing the competitive advantage provided by our bookstores through the launch of full-service NOOK Boutiques, where customers can experience NOOK and speak with knowledgeable booksellers who provide device demonstrations and ongoing product support. Our digital strategy has clearly resonated with our customers as our Members – our best customers – with NOOK devices have increased their spending by approximately 20%. NOOK has also greatly expanded the Barnes & Noble customer base, with 25% of all NOOK customers new to BN.com.”

FIRST QUARTER RESULTS

Total sales for the first quarter were $1.4 billion, a 21% increase compared to the prior year. Barnes & Noble.com sales increased 42% as compared to the prior year to $145 million, with comparable sales increasing 53%. Barnes & Noble store sales decreased 2% to $1.0 billion, with comparable store sales decreasing 0.9% for the quarter. In 2011, total sales include Barnes & Noble College Bookstore (“College”) sales of $226 million. College’s comparable store sales increased 2.9%, exceeding guidance of flat comparable store sales.

For the first quarter, the company reported a consolidated net loss of $63 million, or $1.12 per share. Included in these results are pre-tax legal expenses of $9.5 million, or $0.11 per share, resulting primarily from the Delaware Court of Chancery litigation, in which the Court flatly rejected Yucaipa’s challenge to the company’s stockholders rights plan. Excluding these expenses, the first quarter net loss was $1.02 per share, in-line with previously issued guidance of $0.85 to $1.15 per share.

“As we have previously stated, the company is allocating significant financial resources to strengthen its digital businesses in fiscal 2011 to maximize our ability to power growth and capture share of the emerging digital market,” continued William Lynch. “We are encouraged by our results to date, which are ahead of plan, and remain committed to transforming Barnes & Noble to a company committed to expanding and enhancing the reading experience for book lovers and college students through rich physical and digital content, an industry-leading retail and eCommerce offering and world-class digital devices, software and technology.”

The company is financing investments in its digital strategy through working capital and its $1 billion revolving credit facility, of which $380 million was outstanding as of the end of the quarter.

GUIDANCE

For the fiscal 2011 second quarter ending October 30, 2010, comparable store sales at Barnes & Noble stores are expected to decrease between 1% to 3% and College’s comparable store sales to be flat. The company continues to expect full-year comparable store sales at Barnes & Noble stores to be in a range of flat to an increase of 3% and continues to expect College’s comparable store sales to be flat.

Due to significant legal costs incurred in the first quarter as well as anticipated future legal costs, including costs in connection with a proxy contest, the company is lowering its full year guidance by $0.25 per share. The company now expects full year net loss per share to be in a range of $0.25 to $0.65. Excluding these legal costs, the company’s full year earnings per share guidance remains essentially unchanged with previously issued guidance of $0.00 to a loss of $0.40.

The second quarter earnings per share is expected to be in a range of $0.05 to a loss of $0.25.

COMPARABLE STORE SALES DEFINITIONS

Given the recent changes in revenue recognition for the company’s business, as previously announced, the company changed its computation of comparable sales beginning with the first quarter of fiscal 2011. The Company believes that the new computation of comparable sales results will provide investors useful and important information regarding the Company’s growth and operating results. The Company’s management reviews this measure internally to evaluate the Company’s performance and manage its operations. The following changes to the comparable sales calculations commenced on May 3, 2010, the first day of the fiscal year ending on April 30, 2011:

Barnes & Noble Retail – Comparable store sales increase (decrease) is calculated on a 52-week basis, including sales from stores that have been open for at least 15 months and all eBook Reader device revenue deferred in accordance with ASC 605-25 Revenue Recognition, Multiple Element Arrangements, and does not include sales from closed or relocated stores.

Barnes & Noble College – Comparable store sales increase (decrease) is calculated on a 52-week basis, including sales from stores that have been open for at least 15 months and all eBook Reader device revenue deferred in accordance with ASC 605-25 Revenue Recognition, Multiple Element Arrangements, and does not include sales from closed or relocated stores. Additionally, comparable sales reflect the actual retail selling price for eBooks sold under the agency model, rather than solely the commission received. Also, for textbook rentals, comparable sales reflects the retail selling price of a new or used textbook when rented, rather than solely the rental fee received and amortized over the rental period.

Barnes & Noble.com – Comparable sales increase (decrease) is calculated on a 52-week basis and includes sales of physical and digital products made online through the company’s website and eBookstore, including sales through its eBook Reader devices, and all eBook Reader device revenue deferred in accordance with ASC 605-25 Revenue Recognition, Multiple Element Arrangements. Additionally, comparable sales reflect the actual retail selling price for eBooks sold under the agency model, rather than solely the commission received. Also, for textbook rentals, comparable sales reflects the retail selling price of a new or used textbook when rented, rather than solely the rental fee received and amortized over the rental period.

CONFERENCE CALL

A conference call with Barnes & Noble, Inc.’s senior management will be webcast beginning at 10:00 A.M. ET on Tuesday, August 24, 2010, and is accessible at www.barnesandnobleinc.com/webcasts.

Barnes & Noble, Inc. will report second quarter earnings results for the 2011 fiscal year ending October 30, 2010, on or about November 23, 2010.

ABOUT BARNES & NOBLE, INC.

Barnes & Noble, Inc. (NYSE: BKS), the world’s largest bookseller and a Fortune 500 company, operates 717 bookstores in 50 states. Barnes & Noble College Booksellers, LLC, a wholly-owned subsidiary of Barnes & Noble, also operates 633 college bookstores serving nearly 4 million students and faculty members at colleges and universities across the United States. Barnes & Noble is the nation’s top bookseller brand for the seventh year in a row, as determined by a combination of the brand’s performance on familiarity, quality, and purchase intent; the top bookseller in quality for the second year in a row and the number two retailer in trust, according to the EquiTrend® Brand Study by Harris Interactive®. Barnes & Noble conducts its online business through Barnes & Noble.com (www.bn.com), one of the Web’s largest e-commerce sites, which also features more than one million titles in its eBookstore (www.bn.com/ebooks). Through Barnes & Noble’s NOOKTM eReading product offering, customers can buy and read eBooks on the widest range of platforms, including NOOK eBook Readers, devices from partner companies, and hundreds of the most popular mobile and computing devices using free NOOK software.

General information on Barnes & Noble, Inc. can be obtained via the Internet by visiting the company’s corporate website: www.barnesandnobleinc.com.

NOOK™, NOOKstudy™, LendMe™, Read In Store™, More In Store™ and Lifetime Library™ are trademarks of Barnes & Noble, Inc.

Other trademarks referenced in this release are the property of their respective owners.

Social Media Links:

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Become a fan of our Facebook Page: http://www.facebook.com/barnesandnoble

Subscribe to our channel: http://www.youtube.com/user/BNStudio

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and information relating to Barnes & Noble that are based on the beliefs of the management of Barnes & Noble as well as assumptions made by and information currently available to the management of Barnes & Noble. When used in this communication, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan” and similar expressions, as they relate to Barnes & Noble or the management of Barnes & Noble, identify forward-looking statements. Such statements reflect the current views of Barnes & Noble with respect to future events, the outcome of which is subject to certain risks, including, among others, the general economic environment and consumer spending patterns, decreased consumer demand for Barnes & Noble’s products, low growth or declining sales and net income due to various factors, possible disruptions in Barnes & Noble’s computer systems, telephone systems or supply chain, possible risks associated with data privacy, information security and intellectual property, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, higher-than-anticipated store closing or relocation costs, higher interest rates, the performance of Barnes & Noble’s online, digital and other initiatives, the performance and successful integration of acquired businesses, the success of Barnes & Noble’s strategic investments, unanticipated increases in merchandise, component or occupancy costs, unanticipated adverse litigation results or effects, the results or effects of any governmental review of Barnes & Noble’s stock option practices, product and component shortages, the outcome of Barnes & Noble’s evaluation of strategic alternatives, including a possible sale of Barnes & Noble, as announced on August 3, 2010, the effect on Barnes & Noble of the outcome of the election of directors at Barnes & Noble’s 2010 Annual Meeting, and other factors which may be outside of Barnes & Noble’s control, including those factors discussed in detail in Item 1A, “Risk Factors,” in Barnes & Noble’s Annual Report on Form 10-K, filed with the SEC on June 30, 2010, and in Barnes & Noble’s other filings made hereafter from time to time with the SEC. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to Barnes & Noble or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. Barnes & Noble undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this communication.

IMPORTANT INFORMATION

On August 19, 2010, Barnes & Noble, Inc. (“Barnes & Noble”) filed with the Securities and Exchange Commission (the “SEC”) a revised preliminary proxy statement in connection with its 2010 Annual Meeting. Barnes & Noble plans to file with the SEC and mail to its stockholders a definitive proxy statement in connection with its 2010 Annual Meeting. Investors and stockholders are urged to read the revised preliminary proxy statement, which is available now, and the definitive proxy statement relating to the 2010 Annual Meeting and any other relevant documents filed with the SEC when they become available, because they contain (or will contain) important information. Investors and stockholders may obtain a free copy of the proxy statement and other documents (when available) that Barnes & Noble files with the SEC at the SEC’s website at www.sec.gov and Barnes & Noble’s website at www.barnesandnobleinc.com. In addition, the proxy statement and other documents filed by Barnes & Noble with the SEC may be obtained from Barnes & Noble free of charge by directing a request to Barnes & Noble, Inc., Attention: Investor Relations, 122 Fifth Avenue, New York, New York 10011.

CERTAIN INFORMATION REGARDING PARTICIPANTS

Barnes & Noble, its directors, its director nominees and certain of its officers may be deemed to be participants in the solicitation of Barnes & Noble’s stockholders in connection with its 2010 Annual Meeting. Stockholders may obtain information regarding the names, affiliations and interests of such individuals in Barnes & Noble’s Annual Report on Form 10-K for the year ended May 1, 2010, which was filed with the SEC on June 30, 2010, and its revised preliminary proxy statement for the 2010 Annual Meeting, which was filed with the SEC on August 19, 2010. To the extent holdings by certain participants of Barnes & Noble securities have changed since the amounts contained in the revised preliminary proxy statement for the 2010 Annual Meeting, such changes have been or will be reflected on Form 4s filed with the SEC. Additional information regarding the interests of such individuals can also be obtained from the definitive proxy statement relating to the 2010 Annual Meeting when it is filed by Barnes & Noble with the SEC. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and Barnes & Noble’s website at www.barnesandnobleinc.com.

BARNES & NOBLE, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except per share data)

	13 weeks ended July 31, 2010	13 weeks ended August 1, 2009
Sales	$1,396,570	$1,155,681
Cost of sales and occupancy	1,044,870	799,826

Gross profit	351,700	355,855

Selling and administrative expenses	382,381	288,651
Depreciation and amortization	56,905	44,854
Pre-opening expenses	27	1,698

Operating (loss) profit	(87,613)	20,652
Interest expense, net	13,263	304

(Loss) income before taxes	(100,876)	20,348
Income taxes	(38,333)	8,110

Net (loss) income	(62,543)	12,238
Net loss attributable to noncontrolling interests	25	29

Net income attributable to Barnes & Noble, Inc.	$(62,518)	$12,267

Basic (loss) income per common share:
(Loss) income attributable to Barnes & Noble, Inc.	$(1.12)	$0.22
Diluted (loss) income per common share:
(Loss) income attributable to Barnes & Noble, Inc.	$(1.12)	$0.21
Weighted average common shares outstanding
Basic	55,770	55,186
Diluted	55,770	56,221
Dividends declared per common share	$0.25	$0.25
Percentage of sales:
Sales	100.0%	100.0%
Cost of sales and occupancy	74.8%	69.2%

Gross profit	25.2%	30.8%

Selling and administrative expenses	27.4%	25.0%
Depreciation and amortization	4.1%	3.9%
Pre-opening expenses	0.0%	0.1%

Operating (loss) profit	-6.3%	1.8%
Interest expense, net	0.9%	0.0%

(Loss) income before taxes	-7.2%	1.8%
Income taxes	-2.7%	0.7%

Net (loss) income	-4.5%	1.1%

BARNES & NOBLE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands)

	July 31, 2010	August 1, 2009	May 1, 2010
ASSETS
Current assets:
Cash and cash equivalents	$27,019	157,743	60,965
Receivables, net	111,087	93,693	106,576
Merchandise inventories	1,787,683	1,229,761	1,370,111
Prepaid expenses and other current assets	187,362	124,216	181,825

Total current assets	2,113,151	1,605,413	1,719,477

Property and equipment:
Land and land improvements	8,617	9,298	8,618
Buildings and leasehold improvements	1,206,255	1,105,660	1,212,567
Fixtures and equipment	1,613,754	1,338,289	1,594,048

	2,828,626	2,453,247	2,815,233
Less accumulated depreciation and amortization	2,048,760	1,675,461	2,003,199

Net property and equipment	779,866	777,786	812,034

Goodwill	527,434	255,845	528,541
Intangible assets, net	577,300	89,798	580,962
Other noncurrent assets	62,103	13,287	64,672

Total assets	$4,059,854	2,742,129	3,705,686

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,267,786	760,467	868,976
Accrued liabilities	674,460	610,472	755,432
Short-term note payable	100,000	—	100,000

Total current liabilities	2,042,246	1,370,939	1,724,408

Long-term debt	380,000	—	260,400
Deferred taxes	311,158	78,960	311,607
Other long-term liabilities	496,329	379,319	505,903
Shareholders’ equity:
Common stock; $.001 par value; 300,000 shares authorized; 89,102, 88,380 and 88,993 shares issued, respectively	89	88	89
Additional paid-in capital	1,290,803	1,273,598	1,286,215
Accumulated other comprehensive loss	(13,212)	(12,015)	(13,212)
Retained earnings	603,850	699,802	681,082
Treasury stock, at cost, 33,314, 33,181 and 33,285 shares, respectively	(1,052,935)	(1,050,115)	(1,052,356)

Total Barnes & Noble, Inc. shareholders’ equity	828,595	911,358	901,818

Noncontrolling interest	1,526	1,553	1,550

Total shareholders’ equity	830,121	912,911	903,368

Commitments and contingencies	—	—	—

Total liabilities and shareholders’ equity	$4,059,854	2,742,129	3,705,686

BARNES & NOBLE, INC. AND SUBSIDIARIES

Segment Information

($ In thousands)

			Percentage of Sales
	13 weeks ended July 31, 2010	13 weeks ended August 1, 2009	13 weeks ended July 31, 2010	13 weeks ended August 1, 2009
Sales
Barnes & Noble Retail	$1,026,269	1,053,666
Barnes & Noble College	225,589	—
Barnes & Noble.com	144,712	102,015

Total	$1,396,570	1,155,681

Gross Margin
Barnes & Noble Retail	$295,671	334,755	28.8%	31.8%
Barnes & Noble College	50,697	—	22.5%	—
Barnes & Noble.com	5,332	21,100	3.7%	20.7%

Total	$351,700	355,855	25.2%	30.8%

Selling and Administrative Expenses
Barnes & Noble Retail	$270,167	261,374	26.3%	24.8%
Barnes & Noble College	60,184	—	26.7%	—
Barnes & Noble.com	52,030	27,277	36.0%	26.7%

Total	$382,381	288,651	27.4%	25.0%

EBITDA
Barnes & Noble Retail	$25,523	71,683
Barnes & Noble College	(9,534)	—
Barnes & Noble.com	(46,697)	(6,177)

Total	$(30,708)	65,506

Net (Loss) Income
EBITDA	$(30,708)	65,506
Depreciation and Amortization	(56,905)	(44,854)
Interest Expense, net	(13,263)	(304)
Income Taxes	38,333	(8,110)

Total	$(62,543)	12,238

Contacts

Media:

Barnes & Noble, Inc.

Mary Ellen Keating, 212-633-3323

Senior Vice President

Corporate Communications

mkeating@bn.com

or

Investor Contacts:

Barnes & Noble, Inc.

Joseph J. Lombardi, 212-633-3215

Chief Financial Officer

jlombardi@bn.com

or

Barnes & Noble, Inc.

Andy Milevoj, 212-633-3489

Director of Investor Relations

amilevoj@bn.com

Source: Barnes & Noble, Inc.

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